Exhibit 99.2

CONOLOG RESTATES RESULTS FOR FISCAL QUARTER ENDED APRIL 30, 2010
Sales increase by 75.5% for the Quarter

Somerville, NJ – December 1, 2010: Conolog Corporation (NASDAQ: CNLG) a provider of digital signal processing and digital security solutions to electric utilities worldwide, reported today its financial results, as restated, for the fiscal quarter ended April 30, 2010 and amended financial results for the fiscal quarter ended April 30, 2009.

Results of Operations (three months ended April 30, 2010 compared to the three months ended April 30, 2009.

Description of Revenues

We derive operating revenues from the sales of products are used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for utilities, tele-printing of transmitted data such as news and stock market information and for use by electric utilities in monitoring power transmission lines for faults and/or failures. Our products may be used independently or in combination with other products to form a system type configuration, whereby our equipment is pre-assembled in a large cabinet with other equipment in a configuration that would provide the end user with protection as well as operational status displays.

Description of Expenses

Our expenses include the following: (i) Costs of revenues, which consists primarily of costs to manufacture the products we ship, these costs include raw materials, direct labor, overhead expenses associated with manufacturing and freight shipping costs; (ii) General and administrative (“G&A”) expenses, which consists of compensation and benefits for all non-manufacturing employees, compensation costs also includes stock-based awards to employees and directors. Also included in G&A expenses is professional services for legal, accounting and business consultants, as well as, rent, depreciation and general corporate expenditures.; and (iii) Selling costs, consists mainly commissions and trade shows expenditures; (iv) Research and Development expenses represent the costs of our development efforts related to new products; (v) Other income (expense) consist of interest on cash and cash equivalents, interest expense consist of interest expense on convertible debentures. Other expenses consist of change in fair value of derivatives associated with the convertible debentures, along with amortization of debt discount and deferred financing fees also associated with the convertible debentures.

Results of Operations

Operating Revenues
For the three months ended April 30, 2010 product revenues was $515,897 compared to $293,920 for the same three months ended April 30, 2009. The increase sales revenues of $221,977 for the three months period ended April 30, 2010 versus the same three month period in 2009.can be attributed to an increase of approximate $307,000 in sales revenues for the PDR-2000 as customers move to digital systems from analog. Our analog system PTR-1500 sales revues declined approximately $86,500.

          Sales changes by product line for the three months period ended April 30, 2010 and 2009.

Products sold	2010	% to total	2009	% to total	$ change	% chg

PDR-2000 digital teleprotection	410,500	80%	103,300	35%	307,200	297.4%
PTR-1500 analog teleprotection	17,400	3%	103,900	35%	(86,500)	-83.3%
Telemetry equipment	82,000	16%	77,900	27%	4,100	5.3%
Military Sales	—	0%	8,490	3%	(8,490)	-100.0%
Spare parts	6,000	1%	5,500	2%	500	9.1%
Freights	2,775	1%	1,100	0%	1,675	152.3%
Discounts	(2,778)	-1%	(6,270)	-2%	3,492	-55.7%

Net Sales Revenues	515,897	100%	293,920	100%	221,977	75.5%

Net Income (Loss) Applicable to Common Shares

The Company recorded a net income of $8,033,510 for the three month period ended April 30, 2010, as compared to a net loss of $901,154 for three month period ended April 30, 2009. The increase in net income of $8,934,664 can mainly be attributed to noncash transactions related to the subscription agreement entered into in August 2009, which resulted in a net gain on the derivative financial instrument of $9,054,229 mainly from change in fair value of these derivatives. An increase in gross profit margin of approximately $109,000, also contributed to the increase in net income. As a result of the foregoing, the Company reported net income (Loss) applicable to common shares for the three months ended April 30, 2010 of $1.21 earnings per share- Basic and $0.89 earnings per share- Diluted, compared to a net loss from operations of ($0.96) loss per share –Basic and diluted, for the three months ended April 30, 2009.

Results of Operations for the nine months ended April 30, 2010 compared to the nine months ended April 30, 2009.

Operating Revenues
For the last two years the majority of the Company’s sales revenue has been generated from sales of the PDR-2000 and PTR-1500 Teleprotection products. For the nine month period ended April 30, 2010 we had total product revenue sales of $1,095,913 compared to revenues of $1,239,560 for the nine month period ended April 30, 2009, a decrease of $143,647 or 11.6%. The decline in sales revenues can be attributed to (a) a decrease of approximately $273,000 or 86% decline in the PTR-1500 products as customers are switching from old analog technology to digital technology, (b) as a result of customers switching to digital technology the sales for our PDR-2000 products has increased approximately $90,800 for a 15% increase over prior year sales, (c) Telemetry sales decline of approximately $103,000 or 37% due natural rhythm of our markets, we expect this category to further decline in the coming years, (d) Military sales increased approximately $143,000 due to an unexpected military supply contract for current and next fiscal year.

          Sales changes by product line for the nine months period ended April 30, 2010 and 2009.

Products sold	2010	% to total	2009	% to total	$ change	% chg

PDR-2000 digital teleprotection	682,900	62%	592,100	48%	90,800	15.3%
PTR-1500 analog teleprotection	45,070	4%	318,000	26%	(272,930)	-85.8%
Telemetry equipment	175,950	16%	279,500	23%	(103,550)	-37.0%
Military Sales	170,500	16%	27,200	2%	143,300	526.8%
Spare parts	23,000	2%	23,500	2%	(500)	-2.1%
Freights	3,723	0%	5,600	0%	(1,877)	-33.5%
Discounts	(5,230)	0%	(6,340)	-1%	1,110	-17.5%

Net Sales Revenues	1,095,913	100%	1,239,560	100%	(142,647)	-11.5%

Net Income (Loss) applicable to Common Shares

The Company recorded a net loss of $29,253,750 for the nine month period ended April 30, 2010, as compared to a net loss of $1,708,753 for nine month period ended April 30, 2009. The increase in net loss of $27,544,997 can mainly be attributed to the subscription agreement entered into in 2009 which resulted in a net loss on the derivative financial instrument of $24,674,279 from the change in fair value during the period ended April 30, 2010. A decline in gross profit margin of approximately $136,000 also contributed to the increase in the net loss. The Company reported a net loss applicable to common shares of ($7.56) per share for fiscal 2010, compared to a net loss applicable to common shares of ($2.35) per share, as restated for fiscal 2009.

Basic earnings per share is computed based on the weighted average number of common shares outstanding, including potential common shares outstanding for conversion and exercise of secured promissory notes and warrants to purchase common stock, which are recognized as derivative liabilities and separately accounted for at fair value for each reporting period.

The Company determined the fair value of the embedded conversion feature and the free-standing warrants utilizing a Black-Scholes pricing model. The fair values were measured at the commitment date, at the conversion or exercise date, as applicable, and at the end of the interim period, based on the following range of assumptions: strike price - $0.78 (conversion feature) and $1.00 - $1.12 (warrants); expected life – 18 months from commitment date (conversion feature) and 5 years from commitment date (warrants); risk-free rate – 2.36% - 2.43%; dividend yield – none; volatility – 117.4% (conversion feature) and 108.0% (warrants).

LIQUIDITY AND FINANCIAL CONDITION

At April 30, 2010, the Company had total current assets of $2,474,092 and total current liabilities of $21,608,771, resulting in negative working capital of $19,134,679 compared to a negative working capital of $102,116 at April 30, 2009, as restated. The Company’s current assets consists of $1,097,410,005 in cash and cash equivalent, $607,350 in inventory, $352,318 in prepaid expenses and $396,118 in accounts receivable. The nine month period ended April 30, 2010 negative working capital is mainly result of a derivative liability valuation in the amount of $21,180,755.
Cash expenditures have exceeded revenues and Management expects this consumption of cash to continue. Our operations have been and will continue to be funded from existing cash balances and private placements of equity. We are dependent on improved operating results and raising additional funds over the next twelve month period. There are no assurances that we will be able to raise additional funding. In the event that we are unable to generate sufficient cash flow or receive proceeds from offerings of debt or equity securities, the Company may be forced to curtail or cease it activities and/or operations.

OPERATING ACTIVITIES

Net cash used in operating activities was $1,252,340 for the nine month period ended April 30, 2010, as compared to net cash used in operating activities in the amount of $944,370 for the nine month period ended April 30, 2009, an increase of $307,970, this increase can be attributed to increase in cash use in paying down our accounts payable liabilities, and increasing our prepaid expense in the amount of approximately $135,000, an increase in our accounts receivable balance of approximately $150,000 and an increased in inventory purchases of approximately $20,000..

INVESTING ACTIVITIES

Net cash used in investing activities for the nine months period ended April 30, 2010 was $22,781 for the purchase of manufacturing equipment. For nine month period ended April 30, 2009 investing activities funded $600,182 from the redemption of a certificate of deposit.

FINANCING ACTIVITIES

Net cash provided from financing activities was $2,345,173 for the month period ended April 30, 2010, as compared to $10,649 provided in same nine month period in 2009. In the nine month period ended April 30, 2010 the Company received proceeds of $2,635,070 related to issuance of convertible debentures and excising of warrants and incurred $291,507 in expense associated with the debentures.

About Conolog Corporation
Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. There can be no assurance that the Company’s revenue for the year ending July 31, 2010 will be more than its revenue for the year ended July 31, 2009. There can also be no assurance that the Company will find suitable growth opportunities.

CONOLOG CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheet
(Unaudited)

	As Restated

	April 30, 2010	July 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$1,097,410	$27,358
Accounts receivable, net of allowance	396,118	245,980
Inventory, net of reserve for obsolescence components	607,350	587,782
Prepaid expenses	368,214	47,000
Current portion of note receivable	—	1,610
Other current assets	5,000	5,000

Total Current Assets	2,474,092	914,730

Property and equipment:
Net Property and Equipment	111,287	100,506

Other Assets:
Deferred financing fees, net of amortization	467,868	—

Total Other Assets	467,868	—

TOTAL ASSETS	$3,053,247	$1,015,236

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$181,682	$217,455
Accrued expenses	246,334	64,132
Derivative Liability	21,180,755	—
Convertible debenture, net of discount of $0 and $3,632 at April 30, 2010 and July 31, 2010, respectively	—	34,318

Total Current Liabilities	21,608,771	315,905

Non-Current Liabilities:
Convertible debenture, net of discount	111,367	—

Total Liabilities	21,720,138	315,905

Stockholders’ Equity:
Preferred stock, par value $.50; Series A; 4% cumulative; 500,000 shares authorized; 155,000 shares issued	77,500	77,500
Preferred stock, par value $.50; Series B; $.90 cumulative; 500,000 shares authorized; 1,197 shares issued and outstanding	597	597
Common stock, par value $0.01; 30,000,000 shares authorized; 6,967,881 and 1,842,485 shares issued and outstanding at April 30, 2010 and July 31, 2009 respectively including 2 shares held in treasury	69,679	18,425
Contributed capital	62,058,001	52,221,727
Accumulated deficit	(80,740,934)	(51,487,184)
Treasury shares at cost	(131,734)	(131,734)

Total Stockholders’ Equity	(18,666,891)	699,331

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,053,247	$1,015,236

CONOLOG CORPORATION AND SUBSIDIARIES
Consolidated Statement of Operations
July 31, 2010 and 2009, as restated

CONOLOG CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)

	For the Three Months Ended April 30, As Restated		For the Nine Months Ended April 30, As Restated
	2010	2009	2010	2009

OPERATING REVENUES
Product revenue	$515,897	$293,920	$1,095,913	1,239,560

Cost of product revenue
Cost of goods sold	278,563	165,841	621,649	629,818

Total Cost of product revenue	278,563	165,841	621,649	629,818

Gross Profit (Loss) from Operations	237,334	128,079	474,264	609,742

Selling, general and administrative expenses
General and administrative (includes non-cash stock grants)	812,241	495,223	3,317,641	1,551,572
Research and development	21,900	326,691	83,663	354,071
Selling expenses	6,614	31,783	49,421	66,392

Total selling, general and administrative expenses	840,755	853,697	3,450,725	1,972,035

Loss Before Other Income (Expenses)	(603,421)	(725,618)	(2,976,461)	(1,362,293)

OTHER INCOME (EXPENSES)
Gain(Loss) on derivative financial instruments	9,054,229	—	(24,674,279)	—
Interest expense	(23,431)	(6,289)	(33,539)	(75,563)
Income income	(1,416)	77	—	13,888
Induced conversion cost	—	(142,071)	(150,201)	(420,817)
Amortization of deferred loan discount	(355,634)	(10,875)	(1,111,367)	(112,399)
Amortization of deferred financing fees	(180,048)	(16,058)	(445,257)	(128,108)

Total Other Income (Expense)	8,493,700	(175,216)	(26,414,643)	(722,999)

Income (Loss) before provision for income taxes	7,890,279	(900,834)	(29,391,104)	(2,085,292)
Income tax benefit (expense)	143,080	(320)	137,354	376,539

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$8,033,359	$(901,154)	$(29,253,750)	$(1,708,753)

NET INCOME (LOSS) PER COMMON SHARE

BASIC EARNINGS (LOSS) PER COMMON SHARES	$1.21	$(0.96)	$(7.56)	$(2.35)
DILUTIVE EARNINGS (LOSS) PER COMMON SHARE	$0.89	$(0.96)	$(7.56)	$(2.35)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	6,642,147	939,688	3,869,034	727,420